Exhibit 5.1
[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]
Client: 97394-00100
November 8, 2010
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172
Re: Williams Partners L.P. Public Offering of Senior Notes
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 (File No. 333-162713) (the “Registration Statement”) of Williams Partners L.P., a Delaware limited partnership (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) with respect thereto, dated October 28, 2009, and November 2, 2010, respectively, in connection with the offering by the Company of $600,000,000 principal amount of 4.125% Senior Notes due 2020 (the “Notes”) of the Company. The Notes will be issued pursuant to the Underwriting Agreement dated as of November 2, 2010 (the “Underwriting Agreement”) among the Company, Williams Partners GP LLC and the representatives of the underwriters named therein (the “Underwriters”).
The Notes will be issued under an Indenture, dated as of November 9, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of November 9, 2010, between the Company and the Trustee (as supplemented, the “Indenture”). The Notes and the Indenture are each governed under the laws of the State of New York and are sometimes collectively referred to herein as the “Documents.”
In arriving at the opinion expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render this opinion. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. In our examination, we have assumed without independent investigation that:
     (a) the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic, and the documents submitted to us as copies conform to the originals; and

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     (b) the execution and delivery by the Company of the Notes will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company.
The foregoing opinion is subject to the following exceptions, qualifications and limitations:
     A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.
     B. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     C. We express no opinion regarding (i) the effectiveness of any waiver of stay, extension, or usury laws or any unknown future rights; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, indemnities, and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.
     D. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”). We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware Act as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein. We have further assumed without independent investigation that the limited partnership agreement of the Company constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms; to the extent our opinion is dependent on the interpretation of such agreement, it is

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based on the plain meaning of the provisions thereof in light of the Delaware Act. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts after such time as the Registration Statement is declared effective.
     E. We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify, or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/S/ GIBSON, DUNN & CRUTCHER LLP